Exhibit 10.21

Execution Copy

PURCHASE AGREEMENT

by and among

BANCTEC, INC.,

DOCUDATA SOLUTIONS, L.C.

and

THE SELLING MEMBERS

Dated as of March 4, 2008

i

(continued)

(continued)

(continued)

		Page

8.7	Binding Effect; Assignment	57

8.8	Disclosure Schedule	57

8.9	Non-Recourse	57

8.10	Counterparts	58

Exhibits

Exhibit A	—	Selling Member Information
Exhibit B	—	Form of Promissory Note
Exhibit C	—	Earn-Out Payment Table
Exhibit D	—	Withholding Amounts

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated March 4, 2008 (the “Agreement”), by and among BancTec, Inc., a Delaware corporation (“Purchaser”), DocuData Solutions, L.C., a Texas limited liability company, (the “Company”) and the members of the Company listed on the signature pages hereof under the heading “Selling Members” (collectively, the “Selling Members”).

W I T N E S S E T H:

WHEREAS, the Selling Members together own one hundred percent (100%) of the membership interests in the Company (the “Ownership Interests”);

WHEREAS, the Selling Members desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Members, the Ownership Interests for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash” means the amount of cash and cash equivalents including bank deposits as reflected in bank statements, and certificates of deposit, less restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP on a basis consistent with the preparation of the Financial Statements for the fiscal year ended December 31, 2007.

“Change of Control” means with respect to Purchaser or the Company, respectively:

(A)          The consummation of a merger or consolidation of Purchaser or the Company with or into another entity or any sale or other corporate reorganization, if

Persons who were not direct or indirect holders of Equity Securities of Purchaser or the Company immediately prior to such merger, consolidation, sale or other reorganization own immediately after such merger, consolidation, sale or other reorganization 50% or more of the voting power of the outstanding Equity Securities of (i) the continuing or surviving entity or (ii) any direct or indirect parent of such continuing or surviving entity; or

(B)           The sale, transfer or other disposition of all of substantially all of Purchaser’s or the Company’s assets to Persons who are not direct or indirect holders of Equity Securities of Purchaser or the Company immediately prior to such sale, transfer or other disposition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any result, occurrence, change, event or effect that, individually or in the aggregate with any other similar result, occurrence, change, or event, would have a material adverse effect on (a) the business, assets, properties, results of operations, or condition (financial or otherwise) of the Company, or (b) the ability of the Selling Members to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Selling Member Documents, but excluding any result, occurrence, change, event or effect resulting from (i) the announcement or pendency of transactions contemplated by this Agreement, including the loss of employees, customers, or suppliers or cancellations or delays of orders placed with the Company, (ii) conditions affecting the industry in which the Company operates, general business or economic conditions or financial markets, (iii) seasonal conditions affecting the Company, (iv) compliance by the Company with the terms of, or the taking of any action contemplated by, this Agreement, (v) changes in any Law applicable to the Company, (vi) changes by the Company in its accounting methods, principles or practice, as required by applicable Law, and (vii) any actions that the Purchaser has consented to in writing.

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses incurred, paid or to be paid by the Company in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company, (ii) any fees or expenses associated with obtaining the release and termination of any Liens; (iii) all brokers’ or finders’ fees; and (iv) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Disclosure Schedule” means the disclosure schedules delivered by the Company and the Selling Members to Purchaser concurrently with the execution and delivery of this Agreement.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including punitive damages and consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Equity Securities” means (i) any capital stock, limited liability company interest or other equity security, (ii) any security directly or indirectly convertible into or exchangeable for any capital stock, limited liability company interest or other equity security or security containing any profit participation features, (iii) any warrants, options or other rights, directly or indirectly, to subscribe for or to purchase any capital stock, limited liability company interest, other equity security or security containing any profit participation features or directly or indirectly to subscribe for or to purchase any security directly or indirectly convertible into or exchangeable for any capital stock, limited liability company interest or other equity security or security containing profit participation features, or (iv) any stock or equity appreciation rights or other similar rights.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied by Purchaser in accordance with Purchaser’s past practices.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Government Contract” means any prime contract with a U.S. Governmental Body and any subcontract with a prime contractor or higher tier subcontractor under a prime contract with a U.S. Governmental Body.

“Hazardous Material” means any substance, material or waste defined as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect under any applicable Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights owned or used by the Company arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) all patents and applications therefore, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and company names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, “Marks”), (iii) copyrights and registrations and applications therefore, works of authorship and mask work rights (collectively,

“Copyrights”), and (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), and (v) intellectual property rights arising from or relating to Software and Technology.

“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right to use any of the Intellectual Property, and (ii) any grant by another Person to the Company of a right to use such Person’s intellectual property rights included in the Intellectual Property.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any Person that is not an individual, the knowledge of such Person’s directors and executive officers.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered or made available to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) purchase money liens; (iv) Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company; and (v) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; (vi) utility easements, restrictive covenants, defects and other irregularities in title, that, singularly or in the aggregate, will not materially interfere with the ownership, use or operation of the assets to which such matters relate; (vii) Liens created by Purchaser or its successors or assigns; (viii) restrictions on transfer created under applicable securities laws; and (ix) the Liens listed on Schedule 1.1(a).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Promissory Note” means that promissory note of Purchaser in the aggregate principal amount of $3,000,000, in the form attached hereto as Exhibit B, bearing interest at a rate of 7% per annum, payable as follows:  (a) $1,000,000 of principal plus accrued interest on the first anniversary of the Closing Date, (b) $1,000,000 of principal plus accrued interest on the second anniversary of the Closing Date, and (c) all remaining outstanding principal and accrued interest under the Promissory Note on the third anniversary date of the Closing Date.

“Purchaser Material Adverse Effect” means any result, occurrence, event or effect that, individually or in the aggregate with any other similar result, occurrence, or event, would have a material adverse effect on (a) the business, assets, properties, results of operations, or condition (financial or otherwise) of the Purchaser or (b) the ability of the Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Purchaser Documents, but excluding any result, occurrence, event or effect resulting from (i) the announcement or pendency of transactions contemplated by this Agreement, (ii) conditions affecting the industry in which the Purchaser operates, general business or economic conditions or financial markets, (iii) compliance by the Purchaser with the terms of, or the taking of any action contemplated by, this Agreement, (iv) changes in any Law applicable to the Purchaser, (v) changes by the Purchaser in its accounting methods, principles or practice, as required by applicable Law, and (vi) any actions that the Selling Members have consented to in writing.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken as required by Environmental Laws to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, or any of their Affiliates.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Agreement	Recitals

Arbiter	2.4(b)(iii)

Balance Sheet	4.6(a)

Balance Sheet Date	4.6(a)

Basket	7.4(a)

Cap	7.4(b)

Cash Consideration	2.2(a)

Closing	2.6

Closing Balance Sheet	2.4(b)(ii)

Closing Date	2.6

Closing Date Purchase Price	2.2

Closing Working Capital	2.4(b)(i)

Closing Working Capital Statement	2.4(b)(ii)

COBRA	4.14(p)

Company	Recitals

Company Documents	4.2

Company Marks	6.5

Company Permits	4.17(b)

Company Plans	4.14(a)

Company Property	4.10(a)

Company Properties	4.10(a)

Copyrights	1.1 (in Intellectual Property definition)

Earn-Out Payments	2.5

Term	Section

Earn-Out Period	2.5(d)

Employees	4.14(a)

EBITDA	2.5(a)(i)

ERISA Affiliate	4.14(a)

Estimated Closing Balance Sheet	2.4(a)(i)

Estimated Closing Working Capital	2.4(a)(i)

Estimated Closing Working Capital Excess	2.4(a)(ii)

Estimated Closing Working Capital Shortfall	2.4(a)(ii)

Financial Statements	4.6(a)

Financing	5.7

Financing Commitment	5.7

FIRPTA Affidavit	2.8(a)(xii)

First Year	2.5(a)(ii)

Identified GAAP Adjustments	2.4(b)(ii)

Included Current Assets	2.4(b)(i)

Included Current Liabilities	2.4(b)(i)

Loss	7.2(a)

Losses	7.2(a)

Marks	1.1 (in Intellectual Property definition)

Material Contracts	4.13(a)

Maximum Earn-Out Amount	2.5

Member Representative	8.2(a)

Multiemployer Plan	4.14(a)

Term	Section

Note Reduction	2.5(b)(iii)(B)

Owned Property	4.10(a)

Owned Properties	4.10(a)

Ownership Interests	Recitals

PBGC	4.14(i)

Patents	1.1 (in Intellectual Property definition)

Personal Property Leases	4.11(b)

Purchase Price	2.2

Purchaser	Recitals

Purchaser Documents	5.2

Purchaser Indemnified Parties	7.2(a)

Real Property Lease	4.10(a)

Real Property Leases	4.10(a)

Restricted Capital Interests	6.9(h)

Revenue	2.5(a)(iii)

Related Persons	4.22

Second Year	2.5(a)(iv)

Selling Member Documents	3.1

Selling Member Indemnified Parties	7.2(b)

Selling Members	Recitals

Selling Member’s Portion	2.5(b)(iii)

Straddle Period	6.9(b)

Survival Period	7.1

Term	Section

Target Working Capital	2.4(a)(ii)

Tax Claim	6.9(c)(i)

Third Party Claim	7.3(b)

Title IV Plans	4.14(a)

Trade Secrets	1.1 (in Intellectual Property definition)

Unresolved Claims	7.5(a)

1.3           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)            Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)           Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)          Exhibits/Disclosure Schedule.  The Exhibits and Disclosure Schedule to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  The Exhibits and Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)          Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)           Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)          Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)         Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.
SALE AND PURCHASE OF OWNERSHIP INTERESTS

2.1           Sale and Purchase of Ownership Interest.  Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Member agrees to sell to Purchaser, free and clear of any and all Liens (other than restrictions on transfer arising under federal and state Securities laws), and Purchaser agrees to purchase from each Selling Member, the Ownership Interest owned by such Selling Member set forth opposite such Selling Member’s name on Exhibit A hereto.

2.2           Purchase Price.  Purchaser will pay and deliver the following aggregate purchase price (collectively, the “Purchase Price”):

(a)           To the Selling Members, $21,000,000 in cash, less any Company Transaction Expenses unpaid and still outstanding as of the Closing Date (collectively, the “Cash Consideration”); plus

(b)           To Brian Rathe only, and no other Selling Member, $3,000,000 by issuance of the Promissory Note; plus

(c)           To the Selling Members, up to an aggregate of $3,000,000 in cash in two annual Earn-Out Payments pursuant to Section 2.5 below.

The Cash Consideration and the aggregate amount under the Promissory Note are hereinafter referred to as the “Closing Date Purchase Price.”  The Closing Date Purchase Price is subject to adjustment as provided in Section 2.4 below.

2.3           Payment of Closing Date Purchase Price.  On the Closing Date, Purchaser shall (i) pay the Cash Consideration to each of the Selling Members in accordance with the amounts set forth opposite such Selling Members’ name on Exhibit A by wire transfer of immediately available funds into accounts designated in writing by each of the Selling Members not less than three Business Days prior to the Closing Date, and (ii) execute and deliver the Promissory Note to Brian Rathe.

2.4           Purchase Price Adjustment.

(a)           Closing Date Purchase Price Adjustment.

(i)            Not later than three Business Days prior to the Closing Date, the Company shall prepare and provide Purchaser with an estimated balance sheet of the Company as of the opening of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Closing Working Capital (as defined in Section 2.4(b)(i) below), derived from the Estimated Closing Balance Sheet (“Estimated Closing Working Capital”).  The Estimated Closing Balance Sheet and Estimated Closing Working Capital shall be prepared by the Company in a manner and on a basis consistent with the preparation of the Financial Statements for the fiscal year ended December 31, 2007.

(ii)           If Estimated Closing Working Capital is less than Target Working Capital, then the Cash Consideration payable at Closing will be decreased by the positive difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Closing Working Capital Shortfall”).  If Estimated Closing Working Capital is greater than Target Working Capital, then the Cash Consideration payable at Closing will be increased by the positive difference between Estimated Closing Working Capital and Target Working Capital (the “Estimated Closing Working Capital Excess”).  “Target Working Capital” shall be $2,200,000.

(b)           Post-Closing Date Purchase Price Adjustment.

(i)            Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between Closing Working Capital and Estimated Closing Working Capital.  “Closing Working Capital” means (A) the Included Current Assets of the Company, less (B) the Included Current Liabilities of the Company, determined as of the close of business on February 29, 2008.  “Included Current Assets” means accounts receivable, inventory, deposits and prepaid expenses, but excluding deferred tax assets and receivables from any of the Company’s Affiliates, employees, officers or Members, determined in accordance with GAAP and in a manner and on a basis consistent with the preparation of the Financial Statements for the fiscal year ended December 31, 2007.  “Included Current Liabilities” means accounts payable, accrued Taxes, bad debt accrual, and accrued expenses, but excluding payables to any of the Company’s Affiliates, employees, officers or Members and the current portion of long term Indebtedness, determined in accordance with GAAP and in a manner and on a basis consistent with the preparation of the Financial Statements for the fiscal year ended December 31, 2007.

(ii)           Within 90 days following the Closing Date, Purchaser shall deliver to the Member Representative a balance sheet of the Company as of the close of business on February 29, 2008 (the “Closing Balance Sheet”) audited by Purchaser and a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”), together with the worksheets and data that support such balance sheet and working capital statement.  The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with GAAP consistently applied by Purchaser in determining its own financial statements, including the GAAP Adjustments identified on Schedule 2.4(b)(i) (“Identified GAAP Adjustments”), and in a manner and on a basis consistent with the preparation of the Financial Statements for the fiscal year ended December 31, 2007.  For purposes of calculating the Purchase Price adjustment, if any, the following will apply:  (A) the Identified GAAP Adjustments shall be excluded and no adjustment shall be made to the Closing Working Capital to reflect such Identified GAAP Adjustments; (B) the aggregate net adjustment, if any, made to the Closing Working Capital resulting solely from the application of GAAP shall not exceed $250,000; and (C) any adjustments made in order to make the Closing Working Capital on a basis consistent with the preparation of the Financial Statements for the fiscal year ended December 31, 2007, shall not be included in deriving the $250,000 excluded amount of Section 2.4(b)(ii)(B).  By way of explanation of the above-stated adjustment formula, Schedule 2.4(b)(ii) shows the calculation of Purchase Price adjustments using the adjustment formula set forth above under four hypothetical fact patterns.

(iii)          Acceptance of Statements; Dispute Procedures.  The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) delivered by Purchaser to the Member Representative, with a copy to Mr. Britt Kauffman, shall be conclusive and binding upon the parties unless the Member Representative, within 20 days after delivery to the Member Representative of the Closing Balance Sheet and the Closing Working Capital Statement, notifies Purchaser in writing that the Member Representative disputes any of the amounts set forth therein, specifying the nature of the dispute, the basis therefore and the Selling Members’ calculation of any such amount in dispute.  The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within 20 days after notice is given by the Member Representative to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to KBA Group LLP or, if such firm is unwilling to act, to another nationally recognized independent accounting firm which is mutually agreeable to the parties (the “Arbiter”) for resolution.  If the parties cannot agree on the independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties.  Promptly, but no later than 20 days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Member Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties, notwithstanding the provisions of Section 8.3(a).  All proceedings conducted by the Arbiter shall take place in Dallas, Texas.  In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.4 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.  The fees, costs and expenses of the Arbiter shall be allocated to and borne by Purchaser and the Selling Members based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter.  For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of the Selling Members’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Selling Members.

(iv)          Payment.  Upon final determination of Closing Working Capital as provided in Sections 2.4(b)(i) and (ii) above, (A) if Closing Working Capital is greater than Estimated Closing Working Capital, the Purchase Price shall be increased by the excess of Closing Working Capital over Estimated Closing Working Capital and Purchaser shall promptly, but no later than five business days after such final determination, pay the amount of such difference in cash, together with interest thereon from the Closing Date to the date of payment thereof, to the Selling Members, in accordance with the percentages set forth opposite each Selling Member’s name on Exhibit A, by wire transfer of immediately available funds to the accounts specified pursuant to Section 2.3, and (B) if Closing Working Capital is less than Estimated Closing Working Capital, the Purchase Price shall be decreased by the excess of Estimated Closing Working Capital over Closing Working Capital and the Selling Members shall promptly, but no later than five business days after such final determination, pay to Purchaser the amount of such difference, together with interest thereon from the Closing Date to the date of payment thereof, in accordance with this Section 2.4(b)(vi).  Interest payable pursuant to this section shall be determined pursuant to Section 2.4(b)(v) below.

(v)           Interest.  For the purposes of this Section 2.4(b), interest shall be simple interest payable at the “prime” rate, as announced by The Wall Street Journal, Eastern Edition, from time to time to be in effect, calculated based on a 365 day year and the actual number of days elapsed.

(vi)          Recoupment Against Promissory Note.  Any payment to be made by any of the Selling Members to Purchaser pursuant to Section 2.4(b)(iv) above will be made as a reduction in the outstanding principal under the Promissory Note in accordance with the procedures set forth in Section 7.5(a).

2.5           Post-Closing Payment.  Subject and pursuant to the following provisions of this Section 2.5, Purchaser shall pay up to an aggregate of $3,000,000 (the “Maximum Earn-Out Amount”) to the Selling Members as additional purchase consideration (the “Earn-Out Payments”).

(a)           Definitions.  As used in this Section 2.5, the following terms shall have the following meanings:

(i)            “EBITDA” shall mean the gross earnings before interest, taxes, depreciation and amortization charges. For purposes of this EBITDA definition, taxes shall be limited to the same types of income, franchise and margin taxes Purchaser customarily uses in calculating EBITDA.

(ii)           “First Year” shall mean the 12 month period following the Closing Date.

(iii)          “Revenue” shall mean the gross revenue, net of any sales discounts, of the Company determined in accordance with GAAP, excluding the revenue from any newly acquired business(es), if any, during the two year Earn-Out measurement period set forth in Section 2.5(c).

(iv)          “Second Year” shall mean the second 12 month period following the Closing Date.

(b)           Payments.

(i)            Payment Date. First Year Earn-Out Payments are due 30 days after the first anniversary of the Closing Date. Second Year Earn-Out Payments are due 30 days after the second anniversary of the Closing Date.

(ii)           Maximum Earn-Out Amount. Notwithstanding any provisions of this Section 2.5 to the contrary, the maximum Earn-Out Payment over the two year period is $3 million regardless of actual performance against the target Revenue and EBITDA.

(iii)          Distributions. Each Selling Member hereby directs Purchaser to pay on behalf of such Selling Member, the aggregate amount of any Earn-Out Payment due to such Selling Member, as calculated by multiplying (x) the percentage set forth on Exhibit A under the column titled “Earn-Out Percentage” opposite the name of such Selling Member by (y) the aggregate amount of such Earn-out Payment (the “Selling Member’s Portion”) as follows:

(A)          In the event the Promissory Note has been reduced as a result of any Purchase Price adjustment pursuant to either Section 2.4(b)(vi) or an indemnification obligation pursuant to Section 7.5(a) (a “Note Reduction”), Purchaser shall (i) pro rata pay each Selling Member’s Portion to Brian Rathe until such time as the aggregate amount of all Note Reduction(s), if any, have been paid in full, and (ii) thereafter, pay the residual amount of each the Selling Member’s Portion, if any, to the respective Selling Member. In no event shall Purchaser pay Brian Rathe on behalf of any Selling Member pursuant to this Section 2.5(b)(A) an aggregate amount greater than the aggregate amount of all Note Reductions multiplied by the percentage set forth on Exhibit A under the column titled “Earn-Out Percentage” opposite the name of such Selling Member.”

(B)           If no Note Reduction remains outstanding and unpaid at the time of any Earn-Out Payment, then Purchaser shall pay each Selling Member’s Portion to the respective Selling Member.

(C)           Each payment of any Earn-Out Payment pursuant to this Section 2.5(b) will be made by check delivered to the addresses specified on Exhibit A or otherwise as specified to Purchaser in writing by the appropriate Selling Member.

(c)           Calculation of Earn-Out Payments. Annual aggregate Earn-Out Payments will be calculated by using the Earn-Out Payment Table attached hereto as Exhibit C, as follows:

(i)            First Year. The total Earn-Out Payment due the Selling Members will be the sum of the amounts (reading left to right) beginning with the left most column located on the horizontal axis, adjacent to the EBITDA margin earned for the First Year, up to and including the intersection with the vertical axis corresponding to the Revenue amount attained by the Company. For avoidance of doubt, no Earn-Out Payment is due to Selling Members if the Company’s EBITDA margin is less than the 20% or Revenue is less than $20.4 million.

(ii)           Second Year. The total Earn-Out Payment due the Selling Members will be the sum of the amounts (reading left to right) located on the horizontal axis, adjacent to the EBITDA margin earned for the Second Year, beginning with the Revenue Attained column immediately to the right of the column corresponding to the First Year Revenue attainment, and extending to the right up to and including the intersection with the vertical axis corresponding to the Revenue amount attained by the Company for the Second Year. For avoidance of doubt, no Earn-Out Payment is due to Selling Members if the Company’s EBITDA margin is less than 22% regardless of Revenue attainment level.

(iii)          Only that portion of Second Year Revenue that exceeds First Year Revenue attainment is eligible for inclusion in the Second Year Earn-Out Payment calculation.

(iv)          First Year EBITDA rate does not change if Revenue exceeds $24 million.

(v)           Actual results will be rounded up or down to the nearest one decimal point.

(vi)          Claw Back. In the event Company does not achieve its First Year Revenue goal of $24 million, Company may make up the shortfall in Second Year but at the 22% EBITDA rate.

(vii)         Transfers In and Out. No Revenue or expenses resulting from acquisitions of other businesses will be included in the Earn-Out Payment calculation. No Revenue increases or reductions resulting from transfers into or out of Company’s business unit by Purchaser, or expense increases or reductions due to Purchaser’s assumption of any portion of the Company’s infrastructure will be included in the Earn- Out Payment calculation.

(viii)        Acceptance of Calculations; Dispute Procedures. The calculations of the Earn-Out Payments delivered by Purchaser to the Member Representative, with a copy to Mr. Britt Kauffman, shall be conclusive and binding upon the parties unless the Member Representative, within 20 days after delivery to the Member Representative of the calculation of the applicable Earn-Out Payment, notifies Purchaser in writing that the Member Representative disputes any of the amounts set forth therein, specifying the nature of the dispute, the basis therefore and the Selling Members’ calculation of any such amount in dispute. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the calculation of the Earn-Out Payment, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 20 days after notice is given by the Member Representative to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to the Arbiter for resolution. If the parties cannot agree on the independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 20 days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Member Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting calculation of the Earn-Out Payment which shall be conclusive and binding on the parties, notwithstanding the provisions of Section 8.3(a). All proceedings conducted by the Arbiter shall take place in Dallas, Texas. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.5 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Purchaser and the Selling Members based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of the Selling Members’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Selling Members.

(d)           Operation of the Company. For a two year period following the Closing Date (the “Earn-Out Period”), Purchaser shall operate the Company as a separate division or subsidiary of Purchaser. Purchaser shall employ Brian Rathe subject to that certain Employment Agreement between Mr. Rathe and Purchaser and/or Company, as applicable, dated February 29, 2008. During the Earn-Out Period, Purchaser shall maintain a separate set of financial statements for the Company calculated on a basis consistent with the Company’s Financial Statements for the fiscal year ended December 31, 2007, as adjusted by Purchaser for GAAP.

(e)           Change of Control. In the event of a Change of Control of the Company or Purchaser prior to the end of the Earn-Out Period, Purchaser will require that the acquirer in the Change of Control transaction assume the obligations under this Section 2.5.

2.6           Closing Date. The consummation of the sale and purchase of the Ownership Interests provided for in Section 2.1 (the “Closing”) shall take place at the offices of BancTec, Inc., 2701 E. Grauwyler Rd., Irving, Texas 75061 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Dallas, Texas time) on the date of this Agreement (the “Closing Date”).

2.7           Deliveries Prior to the Closing Date. Not later than three Business Days prior to the Closing Date, the Company shall deliver to Purchaser:

(a)           The pay-off letters in respect of Indebtedness to be repaid as of the Closing and the certificate setting forth an estimate of Indebtedness, pursuant to Section 6.8.

2.8           Deliveries on the Closing Date.

(a)           Deliveries by the Selling Members. At the Closing on the Closing Date, subject to payment and delivery of the Closing Date Purchase Price by Purchaser, some or all of the Selling Members, as applicable, shall deliver or cause the Company to deliver, as applicable, to Purchaser:

(i)            An executed copy of this Agreement.

(ii)           All right, title and interest in and to the Ownership Interests.

(iii)          An executed copy of that certain Employment Agreement to be entered into as of the Closing Date by and between Purchaser and Brian Rathe.

(iv)          Executed copies of those certain employment offer letters from the Company to each of Marguerite Glasgow, Karen Roselle, and James William Holder.

(v)           Executed copies of Non-Competition Agreements from each of Brian Rathe, Marguerite Glasgow, Karen Roselle, and James William Holder.

(vi)          Executed copies of Letters of Resignation from each of Brian L. Rathe, Stuart A. Rathe and John Britton Kauffman.

(vii)         Copies of resolutions, certified by the Secretary of the Company as to the authorization of this Agreement and all of the transactions contemplated hereby.

(viii)        Copies of the releases from Affiliates of the Company, pursuant to Section 6.6.

(ix)           The pay-off letters or final invoices in respect of Company Transaction Expenses and the certificate setting forth an estimate of Company Transaction Expenses, pursuant to Section 6.7.

(x)            (A) A Certificate of Existence dated not more than ten Business Days prior to the Closing Date with respect to the Company issued by the Secretary of State of the State of Texas, (B) a Certificate of Account Status dated not more than ten Business Days prior to the Closing Date with respect to the Company issued by the Comptroller of Public Accounts of the State of Texas, and (C) a Certificate of Good Standing (or equivalent) dated not more than ten Business Days prior to the Closing Date with respect to the Company for each state in which the Company is qualified to do business as a foreign entity;

(xi)           All instruments and documents necessary to release any and all Liens other than Permitted Exceptions, including appropriate UCC financing statement amendments (termination statements);

(xii)          Affidavits of non-foreign status from each of the Selling Members that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(xiii)         An executed copy of the completed lease termination arrangement regarding the Lease Agreement for 8130 Carpenter Freeway, Dallas, Texas.

(xiv)        An executed amendment to the Lease Agreement for 7777 Carpenter Freeway, Dallas, Texas, revising the termination date to February 28, 2013.

(xv)         Executed copy of a Limited Liability Company Authorization Resolution regarding accounts at Texas Capital Bank and any other bank accounts.

(xvi)        Signature Authorization Cards executed by Brian Rathe for each bank account held by Company.

(b)           Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Selling Members:

(i)            Payment of the Purchase Price in accordance with Section 2.3;

(ii)           An executed copy of this Agreement;

(iii)          A fully executed Promissory Note;

(iv)          An executed copy of that certain Employment Agreement to be entered into as of the Closing Date, by and between Purchaser and Brian Rathe;

(v)           Copies of resolutions, certified by the Secretary of Purchaser as to the authorization of this Agreement and all of the transactions contemplated hereby; and

(vi)          A Certificate of Good Standing dated not more than ten Business Days prior to the Closing Date with respect to the Purchaser issued by the Secretary of State of the State of Delaware.

2.9           Allocation of Purchase Price. The Company and each of the Selling Members acknowledge that Purchaser will use Houlihan Lokey Howard & Zukin (“Houlihan”) to after- Closing perform an independent valuation of the assets of the Company, which shall be used to allocate the Purchase Price for federal income tax and other purposes. The Company, each Selling Member and Purchaser will cooperate in good faith with Houlihan and each other to attempt to reach a valuation and allocation that is agreed to by all parties. If the Selling Members and Purchaser agree regarding such valuation and allocation (the “Agreed Allocation”), the Selling Members and Purchaser shall report the transactions contemplated hereby to all Taxing Authorities on all Tax Returns filed by the parties in a manner consistent with such Agreed Allocation; otherwise, the Selling Members, on one hand, and Purchaser, on the other hand, may each use their own valuation and allocation as each believes to be true and correct. If any allocation or valuation is disputed by any Government Body, the party receiving notice of such dispute will promptly notify the other party. If the Agreed Allocation is disputed by any Government Body, in addition to the notification specified in the immediately preceding sentence, the parties will use their reasonable best efforts to sustain the Agreed Allocation. The Company, the Selling Members and the Purchaser will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly and timely, and to the extent possible, consistently reported. Purchaser shall be responsible for all expenses arising out of the services of Houlihan.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLING MEMBERS

Each Selling Member, severally and not jointly, hereby represents and warrants to Purchaser that:

3.1           Authorization of Agreement. Such Selling Member has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Selling Member in connection with the consummation of the transactions contemplated by this Agreement (the “Selling Member Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Selling Member Documents will be at or prior to the Closing, duly and validly executed and delivered by such Selling Member and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Selling Member Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Selling Member, enforceable against such Selling Member in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) general equitable principles.

3.2           Conflicts; Consents of Third Parties.

(a)           The execution and delivery by such Selling Member of this Agreement and the Selling Member Documents, the consummation of the transactions contemplated hereby and thereby, and the compliance by such Selling Member with the provisions hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of:

(i) any Contract to which any Selling Member is a party or by which any of the properties or assets of such Selling Member are bound; or (ii) conflict with or violate any Permit, Order or Law to which any Selling Member is subject or by which any of the properties or assets of such Selling Member are bound.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Selling Member in connection with the execution and delivery of this Agreement, the Selling Member Documents, the compliance by such Selling Member with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

3.3           Ownership and Transfer of Ownership Interest. Such Selling Member owns, or will own at time of transfer, the Ownership Interest indicated as being owned by such Selling Member on Exhibit A, free and clear of any and all Liens and other restrictions on transfer (other than any restrictions under state or federal securities law and as set forth in the Regulations of the Company). Such Selling Member has, or shall have, the power and authority to sell, transfer, assign and deliver his or her Ownership Interest as provided in this Agreement and such delivery will convey to Purchaser good and marketable title to such Ownership Interest at time of transfer, except for any restrictions under applicable securities laws, Liens created by Purchaser and the restrictions contained in the Regulations of the Company.

3.4           Litigation. Except as set forth in Schedule 3.4, there is no Legal Proceeding pending or, to the Knowledge of such Selling Member, threatened against such Selling Member or to which such Selling Member is otherwise a party relating to this Agreement, the Selling Member Documents or the transactions contemplated hereby or thereby.

3.5           Financial Advisors. Except as set forth on Schedule 3.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Selling Member in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Selling Members, jointly and severally, hereby represent and warrant to Purchaser that:

4.1           Organization and Good Standing. The Company is a limited liability company organized, validly existing and in good standing under the laws of the State of Texas and has full limited liability company power and authority to own, lease and operate its properties and to carry on its business. Except as set forth on Schedule 4.1, the Company is qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect.

4.2           Authorization of Agreement. The Company has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Company of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary limited liability company action on the part of the Company. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) general equitable principles.

4.3           Conflicts: Consents of Third Parties.

(a)           Except as set forth in Schedule 4.3(a), the execution and delivery by the Company of this Agreement and the Company Documents, the consummation of the transactions contemplated hereby and thereby, and the compliance by the Company with the provisions hereof and thereof will not (i) conflict with or violate the articles of organization or regulations of the Company, (ii) conflict with or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or create, increase or accelerate any rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company under any Material Contract, (iii) conflict with or violate any Permit, Order or Law to which the Company is subject or by which any of the properties or assets of the Company are bound.

(b)           Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company.

4.4           Capitalization. All of the Ownership Interests are owned of record by the Selling Members in the respective amounts as set forth on Exhibit A.

4.5           Company Records. The Company has delivered or made available to Purchaser true, correct and complete copies of the articles of organization (certified by the Secretary of State of the State of Texas) and regulations (certified by the secretary, assistant secretary or other appropriate officer) of the Company in each case as amended and in effect on the due date hereof, including all amendments thereto.

4.6           Financial Statements.

(a)           The Company has delivered or made available to Purchaser copies of (i) the unaudited balance sheets of the Company as of December 31, 2007, 2006, and 2005 and the related unaudited statements of income and of cash flows of the Company for the years then ended (such unaudited statements are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with revenue recognition policies consistently applied in all material respects throughout the periods presented, and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein. The unaudited balance sheet of the Company as of January 31, 2008 is referred to herein as the “Balance Sheet” and January 31, 2008 is referred to herein as the “Balance Sheet Date.”

(b)           All books, records and accounts of the Company are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financials statements; (iii) transactions are recorded as necessary to maintain accountability for assets; and (iv) access to assets is permitted only in accordance with management’s general or specific authorization.

(c)           The financial projections and business plan provided by the Company to Purchaser prior to the date hereof were prepared by the Company’s management, in light of its experience and perception of historical trends, current conditions and future developments, on a reasonable basis reflecting in all material respects management’s best estimates, assumptions and judgments regarding the future financial performance of the Company in light of the facts and circumstances known to management at the time such projections and plan were prepared.

4.7           No Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Company has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date or (iii) that are immaterial to the Company.

4.8           Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.8, since the Balance Sheet Date (a) the Company has conducted its business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

(i)            there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $50,000 for any single loss or for all such losses;

(ii)           there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any Ownership Interest of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding securities of, or other ownership interest in, the Company;

(iii)          except in the Ordinary Course of Business consistent with past practice, the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended December 31, 2007, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such officers, employees, agents or representatives;

(iv)          there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(v)           the Company has not made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(vi)          the Company has not entered into any transaction or Contract other than in the Ordinary Course of Business;

(vii)         the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(viii)        the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Selling Member or any officer, partner, member or Affiliate of any Selling Member;

(ix)           the Company has not (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(x)            the Company has not discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

(xi)           the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company taken as a whole;

(xii)          the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $50,000 in the aggregate;

(xiii)         the Company has not issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness in an amount in excess of $25,000 in the aggregate;

(xiv)        the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;

(xv)         the Company has not instituted or settled any Legal Proceeding resulting in a loss of revenue in excess of $25,000 in the aggregate; and

(xvi)        none of the Selling Members or the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.8.

4.9           Taxes.

(a)           (i) Except as set forth on Schedule 4.9(a), all Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of the Company have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company.

(b)           The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c)           The Company has delivered or made available complete copies of (i) all federal, state, local and foreign income, sales and use or franchise Tax Returns of the Company relating to the taxable periods since 2004 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company.

(d)           Schedule 4.9(d) lists (i) all material types of Taxes paid, and all types of Tax Returns filed by or on behalf of Company and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company has a duty to file such Tax Returns. No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)           Except as set forth Schedule 4.9(e), all deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has any of the Selling Members or the Company received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)            Neither the Company nor any other Person on their behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g)           No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h)           No Selling Member is a foreign person within the meaning of Section 1445 of the Code.

(i)            The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)            There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, the Company or any of their respective Affiliates by reason of Section 280G of the Code.

(k)           The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l)            There are no liens as a result of any unpaid Taxes upon any of the assets of the Company other than Permitted Exceptions.

(m)          There is no taxable income of the Company that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including the Company for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(n)           The Company has never had a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(o)           The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

4.10         Real Property.

(a)           Schedule 4.10(a) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned  Properties”), (ii) all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company has good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Schedule 4.10(a) and (B) Permitted Exceptions. The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses. To the Knowledge of the Company and the Selling Members, none of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered or made available to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 4.10(a).

(b)           The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. The Company is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. The Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company and the Selling Members, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c)           The Company has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d)           There does not exist any actual or, to the Knowledge of the Company and the Selling Members, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company, or any Selling Member has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)           None of the Selling Members or the Company has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f)            The Company does not own, hold, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.11         Tangible Personal Property.

(a)           The Company has good and marketable title to all of the items of tangible personal property owned by the Company and used in the Company’s business (except as sold or disposed of in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)           Schedule 4.11(b) sets forth all leases of personal property (“Personal Property Leases”) used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered or made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)           The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and the Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Knowledge of the Company and the Selling Members, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.12         Intellectual Property.

(a)           Schedule 4.12(a) sets forth an accurate and complete list of all registered or applications filed for Patents, Marks and Copyrights owned or used by the Company, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(b)           Except as disclosed in Schedule 4.12(b), the Company is the sole and exclusive owner of all right, title and interest in and to all of the Patents, Marks and Copyrights used by the Company, in each case free and clear of all Liens or obligations to others. The Company is the sole and exclusive owner of, or has valid and continuing rights to use, sell or license, as the case may be, all other Intellectual Property used, sold or licensed by the Company in their businesses as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 4.12(e)).

(c)           To the Knowledge of the Company and the Selling Members, the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Products or Technology in connection with the business as presently conducted, and, to the Knowledge of the Company and the Selling Members, the Company’s present business practices and methods, do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent, Copyright, Mark, Trade Secret or other similar right, of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any of its present or former employees is a party, and including any intellectual property that might exist with respect to open software or other intellectual property publicly available for certain types of use). The Intellectual Property owned by or licensed to the Company includes all of the intellectual property rights used by the Company to conduct their business in the manner in which such business is currently being conducted.

(d)           Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 4.12(d), the Company is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company as currently conducted.

(e)           Schedule 4.12(e) sets forth a complete and accurate list of all Contracts to which the Company is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any of the Intellectual Property or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property. The Company has delivered or made available to Purchaser true, correct and complete copies of each Contract set forth on Schedule 4.12(e), together with all amendments, modifications or supplements thereto.

(f)            Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against them in accordance with its terms. The Company is not in default under any Intellectual Property License, nor, to the Knowledge of the Company and the Selling Members, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(g)           The Company has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company, including invention disclosures, not the subject of any patents owned or patent applications filed by the Company, which measures are consistent with best practices in the industry in which the Company operates.

(h)           As of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company and the Selling Members, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or challenging the ownership, use, validity or enforceability of any material Intellectual Property. The Company has not received notice of any such threatened claim and, to the Knowledge of the Company and the Selling Members, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights by any Person against the Company, or challenging the ownership, use, validity or enforceability of any material Intellectual Property. All of the Company’s rights in and to material Intellectual Property are valid and enforceable.

(i)            To the Knowledge of the Company and the Selling Members, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company, and no such claims have been made against any Person by the Company.

(j)            There are no Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the right to use any of the Intellectual Property.

(k)           The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Intellectual Property.

(l)            No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company. To the Knowledge of the Company and the Selling Members, no employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m)          Schedule 4.12(m) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company that is material to the operation of the business of the Company and (ii) all Software that is used by the Company in the business of the Company that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $1,000.

(n)           No open source software or freeware has been incorporated into the products of the Company that would in any way limit the ability to make, use or sell any such product or that would diminish or transfer the rights of ownership in any Intellectual Property or Software of the Company to a third party.

4.13         Material Contracts.

(a)           Schedule 4.13(a) sets forth all of the following Contracts to which the Company is a party or by which its material assets or properties are bound (collectively, the “Material Contracts”):

(i)            Contracts with any Selling Member or Affiliate thereof or any current or former officer, member or Affiliate of the Company;

(ii)           Contracts with any labor union or association representing any employee of the Company;

(iii)          Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv)          Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v)           Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(vi)          Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii)         Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii)        purchase Contracts giving rise to Liabilities of the Company in excess of $50,000;

(ix)           all Contracts providing for payments by or to the Company in excess of $50,000 during the term thereof;

(x)            all Contracts obligating the Company to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs that are not cancelable without penalty or further payment on 30 or less days’ notice;

(xi)           Contracts under which the Company has made advances or loans to any other Person;

(xii)          Contracts providing for severance, retention, change in control or other similar payments;

(xiii)         Contracts for the employment of any individual on a full-time, part- time or consulting or other basis;

(xiv)        material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment on 30 or less days’ notice;

(xv)         outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company;

(xvi)        Contracts (or group of related Contracts) which involve the expenditure of more than $50,000 in the aggregate or require performance by any party more than one year from the date hereof; and

(xvii)       Contracts that are otherwise material to the Company.

(b)           Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company which is a party thereto, and of the other parties thereto, and to the Knowledge of the executive officers of the Company, enforceable against each of the other parties in accordance with its terms, and upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 4.13(b), continue without penalty or other adverse consequence in full force and effect immediately following the Closing Date. Except as set forth in Schedule 4.13(b), the Company is not in default under any Material Contract, nor, to the Knowledge of the Company or the Selling Members, is any other party to any Material Contract in breach of or default thereunder. Except as set forth in Schedule 4.13(b), to the Knowledge of the Company and the Selling Members, no party to any of the Material Contracts has exercised any termination rights with respect thereto and no party has given notice of any significant dispute with respect to any Material Contract. The Company has delivered or made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.14         Employee Benefits Plans.

(a)           Schedule 4.14(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or under which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (the “Employees”) (collectively, the “Company Plans”), and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or under which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “Title IV Plans”). Schedule  4.14(a) sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)           Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(c)           The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and neither the Company nor, to the knowledge of the Company and the Selling Members, any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-

exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the knowledge of the Company and the Selling Members, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(d)           The Company Plans intended to qualify under Section 401 of the Code are maintained in the form of a prototype plan that has received an opinion letter from the IRS, and nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to result in the loss of tax-qualified status under Section 401 of the Code or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)           Each Company Plan that is intended to meet the requirements for tax- favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

(f)            Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan. Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement.

(g)           Schedule 4.14(g) sets forth on a plan by plan basis, the present value of benefits payable presently or in the future to Employees under each unfunded Company Plan.

(h)           All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments are duly and fully provided for on the Balance Sheet or Schedule 4.7. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

(i)            There is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans. Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

(j)            There has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(k)                                  Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.  All premiums due the PBGC with respect to the Title IV Plans have been paid.

(l)                                     No liability under any Company Plan or Title IV Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

(m)                               None of the Company, any ERISA Affiliate nor any organization to which the Company or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

(n)                                 There are no pending actions, claims or lawsuits that, to the Knowledge of the executive officers of the Company, have been threatened, asserted or, filed against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company or the Selling Members have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(o)                                 There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Company Plans.  All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken or the time for taking such actions or making such amendments has not expired.  Any bonding required of the Company with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(p)                                 None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary.  Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(q)                                 Except as set forth on Schedule 4.14(q), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.

(r)                                    The Company has no contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as to comply with applicable Law or the provisions of the current Company Plan.

(s)                                  Except as set forth on Schedule 4.14(s), no stock or other security issued by the Company forms or has formed a material part of the assets of any Company Plan.

(t)                                    Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company for Federal income tax purposes by the Company is not an employee for such purposes.

4.15                           Labor.

(a)                                  Except as set forth on Schedule 4.15(a), the Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.  The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 4.15(a), together with all amendments, modifications or supplements thereto.

(b)                                 Except as set forth on Schedule 4.15(b), no Employees are represented by any labor organization.  No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or the Selling Members, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving the Company pending or, to the Knowledge of the Company or the Selling Members, threatened by any labor organization or group of Employees.

(c)                                  There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company or the Selling Members, threatened against or involving the Company.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company or the Selling Members, threatened by or on behalf of any Employee or group of Employees.

(d)                                 There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company or the Selling Members, threatened in writing that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.  The Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, where the failure to so comply would have a Company

Material Adverse Effect.  There has been no “mass layoff’ or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to Closing.

4.16                           Litigation.  Except as set forth in Schedule 4.16, there is no Legal Proceeding pending or, to the Knowledge of the executive officers of the Company or the Selling Members, threatened against the Company (or to the Knowledge of the executive officers of the Company or the Selling Members, pending or threatened, against any of the officers or employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party before any Governmental Body; nor to the Knowledge of the executive officers of the Company nor the Selling Members is there any reasonable basis for any such Legal Proceedings.  Except as set forth on Schedule 4.16, the Company is not subject to any written Order, and the Company is not in breach or violation of any written Order.  Except as set forth on Schedule 4.16, the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of the Company or the Selling Members, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.

4.17                           Compliance with Laws; Permits.

(a)                                  The Company is in compliance in all material respects with all Laws applicable to its business, operations or assets.  The Company has not received any written notice of or been charged in writing with the violation of any Laws, which notice or charge is pending as of the date of this Agreement.  To the Knowledge of the Company or the Selling Members, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis of any such violation.

(b)                                 Schedule 4.17 contains a list of all Permits which are required for the operation of the business of the Company as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess is immaterial.  The Company currently has all Permits which are required for the operation of the business as presently conducted, other than those the failure of which to possess is immaterial.  The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of the Company or the Selling Members, there are no facts or circumstances which could form the basis for any such default or violation.  There are no Legal Proceedings pending or, to the Knowledge of the Company or the Selling Members, threatened, relating to the suspension, revocation or modification of any Company Permit.  None of the Company Permits will be impaired or in any way adversely affected by the consummation of the transactions contemplated by this Agreement.

4.18                           Environmental Matters.  Except as set forth on Schedule 4.18 hereto:

(a)                                  the operations of the Company are and have been in compliance with all applicable Environmental Laws (which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits), except where the failure to be in compliance with Environmental Laws would not reasonably be expected to have a Company Material Adverse Effect.  No action or proceeding is pending or, to the Knowledge of the Company or the Selling Members, threatened in writing to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company or the Selling Members, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b)                                 the Company is not the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c)                                  no claim has been made or is pending, or to the Knowledge of the Company or the Selling Members, threatened against the Company alleging that the Company may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

(d)                                 to the Knowledge of the Company or the Selling Members, no facts, circumstances or conditions exist with respect to the Company or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring unbudgeted Environmental Costs and Liabilities;

(e)                                  there are no investigations of the business, operations, or currently or, to the Knowledge of the Company or the Selling Members, previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company or the Selling Members, threatened that could lead to the imposition of any Environmental Costs and Liabilities or Liens under Environmental Law;

(f)                                    the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company with respect to environmental matters, and none of the Owned Property or Real Property Leases is located in New Jersey, Indiana or Connecticut;

(g)                                 there is not located at any of the properties currently or (while owned, operated or leased by the Company) previously owned, operated or leased by the Company any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

(h)                                 the Company has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

4.19                           Insurance.  In the best good faith opinion of the executive officers of the Company, the Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all agreements to which the Company is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Company.  Set forth in Schedule 4.19 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium and a description of any retroactive premium adjustments or other loss- sharing arrangements.  Except as set forth on Schedule 4.19, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  Except as set forth on Schedule 4.19, and excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company or the Selling Members, no written threat has been made to cancel any insurance policy of the Company during such period.  Except as noted on Schedule 4.19, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.  No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

4.20                           Inventories.  To the knowledge of the Company and the Selling Members, the inventories of the Company are in good and merchantable condition for the purpose for which they were procured or manufactured, and are generally usable and of a quantity and quality saleable in the Ordinary Course of Business.

4.21                           Accounts and Notes Receivable and Payable.

(a)                                  Except as set forth on Schedule 4.21, all accounts and notes receivable of the Company (i) have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms, (ii) reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, and (iii) arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof.  Except as set forth on Schedule 4.21, none of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b)                                 Except as set forth on Schedule 4.21, all accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

4.22                           Related Party Transactions.  Except as set forth in Schedule 4.22, to the Knowledge of the executive officers of the Company and the Selling Members, no employee, officer, manager, or member of the Company, or any member of his or her immediate family, or any of their respective Affiliates (“Related Persons”) is engaged in any transaction valued at $10,000 or more whereby such party (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company or (v) owns any direct or indirect interest of any kind in, or controls or is an officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

4.23                           Customers and Suppliers.

(a)                                  Schedule 4.23 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2006 and December 31, 2007, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period.

(b)                                 Since December 31, 2007, no customer or supplier listed on Schedule 4.23 has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company and, to the Knowledge of the Company, no customer or supplier listed on Schedule 4.23 has notified the Company that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company.

4.24                           Product & Service Warranty; Product & Service Liability.

(a)                                  Except as set forth on Schedule 4.24, to the Knowledge of the Company and the Selling Members: (i) each product manufactured, sold or delivered by the Company in conducting its business has been in conformity with all product specifications all express warranties and all applicable Laws; and (ii) each service is performed in a good workmanlike manner by employees with the requisite skill and experience, and in accordance with the applicable specifications, service level agreement and/or statement of work.  Except as set forth on Schedule 4.24, the Company has no liability for replacement or repair of any such products and services or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.  Except as set forth on Schedule 4.24, the Company has not sold any products or delivered any services that included a warranty for a period of longer than one year.

(b)                                 The Company has no material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company.  The Company has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or an behalf of the Company.

4.25                           Banks; Power of Attorney.  Schedule 4.25 contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Schedule 4.25, no person holds a power of attorney to act on behalf of the Company.

4.26                           Certain Payments.  None of the Company or any Selling Member nor, to the Knowledge of the Company or the Selling Members, any officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

4.27                           Certain Governmental Matters.  Except as set forth on Schedule 4.27, the Company has not received from any U.S. Governmental Body or any prime contractor or subcontractor from a U.S. Governmental Body any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a “small business concern,” “small disadvantaged business” (or “minority-owned business”), “women-owned” concern, or any other socially and economically disadvantaged classification, as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.

4.28                           Financial Advisors.  Except as set forth on Schedule 4.28, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Members or the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.29                           No Waiver of Representations and Warranties.  Because Purchaser has agreed to limit its rights to those specifically set forth in this Agreement, and to disclaim any extra- contractual representations and warranties or claims, the Selling Members have agreed that Purchaser’s rights to indemnification for the express representations and warranties set forth herein are part of the basis of the bargain contemplated by this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each of the Selling Members that:

5.1                                 Organization and Good Standing.  Purchaser is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.  Purchaser is qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Purchaser Material Adverse Effect.

5.2                                 Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) general equitable principles.

5.3                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 5.3 hereto, the execution and delivery by Purchaser of this Agreement and the Purchaser Documents, the consummation of the transactions contemplated hereby and thereby, and the compliance by Purchaser with the provisions hereof and thereof will not (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser, (ii) conflict with or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or create, increase or accelerate the rights or entitlements of any Person under, any Contract to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) conflict with or violate any Permit, Order or Law to which Purchaser is subject or by which any of the properties or assets of Purchaser are bound.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4                                 Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

5.5                                 Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6                                 Independent Investigation.  Purchaser is knowledgeable in the business of owning and operating the business and facilities of the type owned and operated by the Company and in the acquisition and disposition of companies.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on its own independent due diligence investigations and inspection of the assets of the Company, and the representations, warranties, covenants and undertakings of the Company and the Selling Members in this Agreement.  PURCHASER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, THE COMPANY AND THE SELLING MEMBERS DO NOT MAKE ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY FUTURE BUSINESS OR EVENT.

5.7                                 Financing.  Schedule 5.7 sets forth complete and correct copies of a commitment letter and related terms sheets from GE Capital (collectively, the “Financing Commitment”) for the debt financing to be used in connection with the transactions contemplated hereby (the “Financing”).   The amount of the Financing together with equity financing to be provided by Purchaser, will provide sufficient funds for Purchaser to consummate the transactions contemplated by this Agreement.

ARTICLE VI.
COVENANTS

6.1                                 Third Party Consents.  The Selling Members and the Company shall use their commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date all consents, waivers, approvals, and notices referred to in Sections 3.2(b) and 4.3(b) (except for such matters covered by Section 6.2) that were not obtained or provided prior to the Closing.  All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof.

6.2                                 Governmental Body Consents and Approvals.  Each of Purchaser, the Selling Members and the Company shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement.  Each party will promptly inform the other of any material communication and requests for information from any governmental authority regarding any of the transactions contemplated hereby and will make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, appropriate response to any such communication.

6.3                                 Further Assurances.  Upon the terms and subject to the conditions contained in this Agreement, each party agrees following the Closing (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to sign any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to reasonably cooperate with the other party in connection with the foregoing.  Each party will promptly inform the other of any material communication and requests for information from any governmental authority regarding any of the transactions contemplated hereby and will make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, appropriate response to any such communication.

6.4                                 Publicity.

(a)                                  None of the Purchaser, Selling Members or the Company shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

(b)                                 Each of Purchaser, the Selling Members and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.  In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser, the Company and the Selling Members (as applicable) agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the SEC (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement the other party shall request.

6.5                                 Use of Name.  The Selling Members hereby agree that upon the Closing, Purchaser and the Company shall have the sole right to the use of the name “DocuData” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company, including any name or mark confusingly similar thereto and the Marks listed on Schedule 4.12(a) (collectively, the “Company Marks”).   The Selling Members shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks.  Each of the Selling Members shall, and shall cause each its Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates.

6.6                                 Related-Party Transactions with Non-Management Affiliates.  On or prior to the Closing Date, the Company shall (a) terminate all Contracts with any of the Selling Members or their respective Affiliates (other than (i) those Contracts set forth on Schedule 6.6, (ii) Contracts between the Company and its respective officers and employees, and (iii) Contracts the continuation of which Purchaser has approved in writing) and (b) deliver releases executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 6.6 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts.

6.7                                 Fees and Expenses.  No later than three Business Days prior to the Closing Date, the Company shall deliver to Purchaser (i) pay-off letters or final invoices in respect of the Company Transaction Expenses from third-party service providers to whom payments are required to be made by the Company, and (ii) a certificate of the Company setting forth an estimate of the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing.  On the Closing Date prior to the Closing, the Company shall deliver to Purchaser a certificate of the Company setting forth the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing.  The Company shall pay and discharge all such Company Transaction Expenses at or prior to the Closing.  All pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement.

6.8                                 Debt.  No later than one Business Day prior to the Closing Date, the Company shall provide Purchaser with (i) a certificate of the Company setting forth an estimate of the balance of all Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date and (ii) customary pay-off letters from all holders of Indebtedness to be repaid as of or prior to the Closing.  The Company shall also make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Purchaser prior to the Closing such that all Liens on the assets or properties of the Company that are not Permitted Exceptions shall be satisfied, terminated and discharged on or prior to the Closing Date.  On the Closing Date prior to the Closing, the Company shall deliver to Purchaser a certificate of the Company setting forth all Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date.

6.9                                 Tax Matters.

(a)                                  Filing of Tax Returns; Payment of Taxes.

(i)                                     Following the Closing, the Member Representative shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Company for all taxable years and periods ending on or before the Closing Date, and shall pay or cause to be paid all Taxes shown due thereon.  All such Tax Returns shall be prepared in a manner consistent with the Company’s prior practice.  The Member Representative shall provide Purchaser with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, or such lesser period as may be necessary to allow the Company to timely file such Tax Returns, along with supporting workpapers, if any, for Purchaser’s review; provided, however, Purchaser’s approval shall not be required with respect to any such Tax Returns.  The Selling Members shall be entitled to any Tax refunds related to taxable years and periods ending on or before the

Closing Date, including the portion of a Straddle Period that is deemed to end on the Closing Date pursuant to Section 6.9(b).  The Selling Members shall not be responsible for Taxes occurring after the Closing Date.

(ii)                                  Following the Closing, Purchaser shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Company for all Taxable years and periods ending after the Closing Date, and shall pay or cause to be paid all Taxes shown due thereon.  All such Tax Returns for a Straddle Period shall be prepared in a manner consistent with prior practice of the Company.  Purchaser shall provide the Member Representative with copies of such completed Straddle Period Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for the Member Representative’s review; provided, however, the Member Representative’s approval shall not be required with respect to any such Tax Returns.

(b)                                 Straddle Period Tax Allocation.  The Company will, unless prohibited by applicable law, close the taxable period of the Company as of the close of business on the Closing Date.  If applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Selling Members for the period up to and including the close of business on the Closing Date (except that the Members shall not be responsible for Taxes to the extent of any reserve or accrual for Taxes on the Closing Balance Sheet that are included in the Closing Working Capital described in Section 2.4(b)(i)), and (ii) to Purchaser for the period subsequent to the Closing Date.  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.  Property or ad valorem Taxes however shall be apportioned by assuming that an equal portion of such Tax for the entire Straddle Period is allocable to each day in such Straddle Period.

(c)                                  Tax Audits.

(i)                                     If notice of any Legal Proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable, the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 6.9 except to the extent that the other party is actually and materially prejudiced thereby.

(ii)                                  Purchaser shall have the right, but not the obligation, at the expense of the Selling Members, to represent the interests of the Company in any Tax Claim; provided, that with respect to a Tax Claim subject to indemnification by the Selling Members in that it relates exclusively to taxable periods ending on or before the

Closing Date, the Member Representative shall have the right to participate in such Tax Claim and Purchaser shall not settle such claim without the consent of the Selling Members, which consent shall not be unreasonably withheld.

(d)                                 Transfer Taxes.  Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless the Selling Member Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

(e)                                  Disputes.  Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Selling Members and the Purchaser.  The fees and expenses of such accounting firm shall be borne equally by the Selling Members, on the one hand, and the Purchaser on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

(f)                                    Deductions.  The parties hereto agree that the compensation deduction relating to the purchase of Membership Interests pursuant to this Agreement, along with all other deductions of the Company occurring on the Closing Date, shall be reported on the final federal income Tax Return of the Company for the taxable period ending on the Closing Date and shall be for the benefit of Brian Rathe and Stuart Rathe.

(g)                                 Consistent Actions.  Without the prior written consent of the Member Representative, which consent shall not be unreasonably withheld or delayed, the Purchaser shall not with respect to the Company make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax relating to a Company with respect to a taxable period ending on or before the Closing Date (including the portion of any Straddle Period ending on the Closing Date pursuant to Section 6.9(b)).

(h)                                 Restricted Capital Interests.  The capital interests of certain of the Selling Members have been treated by the Company as restricted capital interests (the “Restricted  Capital Interests”) that will vest in connection with the sale and purchase contemplated in this Agreement.  In accordance therewith, Company will pay applicable FICA, unemployment taxes and withholding taxes associated with the vesting of Selling Members’ Restricted Capital Interests.  Pre-Closing, Company shall accrue such taxes and report them on the Closing Balance Sheet.  On the Closing Date, Purchaser will withhold from the Purchase Price paid to each of the Selling Members of the Restricted Capital Interests and transfer to the Company to fund the employee share of payroll taxes relating to the Selling Members’ Restricted Capital Interests in accordance with the amounts set forth on Exhibit D.  On the Closing Date, the Company shall deposit the funds transferred from Purchaser with the applicable tax authority in satisfaction of the employee share of the payroll taxes attributable to the vesting of Selling Members’ Restricted Capital Interests.  Post Closing, Purchaser will cause the Company to timely prepare and file all payroll tax returns and information statements of the Company with respect to the vesting of Selling Members’ Restricted Capital Interests and deposit of the applicable payroll taxes.

6.10                           Indemnification Agreements.  The Indemnification Agreements currently in place between the Company and each of the Selling Members shall remain in full force and effect and shall not be cancelled or terminated by the Purchaser or the Company following the Closing.

6.11                           Non-Competition; Non-Solicitation; Confidentiality.  The Selling Members identified in Section 2.9(a)(iv) shall execute Restrictive Covenants Agreements with the Company regarding matters of non-competition, non-solicitation and confidentiality.

ARTICLE VII.
INDEMNIFICATION

7.1                                 Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Selling Member Document, Company Document or Purchaser Document shall survive the Closing through and including the first anniversary of the Closing Date (the “Survival Period”);  provided, however, that any obligations under Sections 7.2(a) and 7.2(b) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 7.3(a) before the termination of the Survival Period.

7.2                                 Indemnification.

(a)                                  Subject to limitations set forth in this Article VII, the Selling Members hereby agree, jointly and severally (except with respect to Section 7.2(a)(ii), to which the Selling Members agree severally, but not jointly), to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, members, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i)                                     based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Selling Members in this Agreement (other than in Article III) or in any Selling Member Document or Company Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii)                                  based upon, attributable to or resulting from the failure of any of the representations and warranties made by each Selling Member in Article III to be true and correct in all respects as of the date hereof and at and as of the Closing Date;

(iii)                               based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Selling Members or (prior to the Closing)

the Company under this Agreement or any Selling Member Document or Company Document;

(iv)                              imposed under or pursuant to any Environmental Laws (including any loss of use of Company Property or any tangible personal property of the Company) arising from or related to any condition, act or omission by the Company or any predecessor thereof or related to the operations of the Company or any predecessor thereof at any real property currently or formerly owned, operated or leased by the Company or any predecessor thereof, whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date, including any Environmental Costs and Liabilities and any liabilities imposed pursuant to common law associated with a Release of Hazardous Materials; and

(v)                                 arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Members or the Company in connection with the transactions contemplated by this Agreement.

(b)                                 Subject to limitations set forth in this Article VII, Purchaser hereby agrees to indemnify and hold the Selling Members and their respective Affiliates, members, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Selling Member Indemnified Parties”) harmless from and against, and pay to the applicable Selling Member Indemnified Parties the amount of any and all Losses:

(i)                                     based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date; and

(ii)                                  based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document.

(c)                                  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any Selling Member Documents, Company Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representations, warranty, covenant or agreements.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

7.3                                 Indemnification Procedures.

(a)                                  A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided,

however, that failure to so notify the indemnifying shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VII.

(b)                                 In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 7.2 (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 7.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 7.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)                                  After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall, subject to the limitations set forth in Section 7.4, pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 7.5 (in the case of Purchaser Indemnified Parties), or by wire transfer of immediately available funds within five Business Days after the date of such notice (in the case of Selling Member Indemnified Parties).

7.4                                 Limitations on Indemnification.

(a)                                  An indemnifying party shall not have any liability under Section 7.2(a) or Section 7.2(b) unless and until the amount of any individual Loss exceeds $25,000 and the aggregate amount of all Losses incurred by the indemnified parties and indemnifiable thereunder exceeds $150,000 (the “Basket”).  In such event, the indemnifying party shall be required to pay the entire amount of all such Losses.

(b)                                 Notwithstanding anything contained herein to the contrary, neither the Selling Members, on the one hand, nor Purchaser, on the other hand, shall be required to indemnify any Person under Section 7.2(a) or 7.2(b) for an aggregate amount of Losses exceeding $3,000,000 (the “Cap”).

(c)                                  the amount of Losses required to be paid pursuant to this Article VII shall be reduced to the extent of any Tax benefits or insurance proceeds directly or indirectly received by or available to the indemnified party;

(d)                                 Notwithstanding anything contained herein to the contrary, in no event shall any Purchaser Indemnified Party be entitled to recover with respect to a breach by the Selling Members of any representation, warranty, covenant, or agreement if the Purchaser Indemnified Parties had Knowledge thereof at or before the Closing.

(e)                                  The Selling Members shall have no right of contribution or other recourse against the Company or its respective officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Purchaser Indemnified Parties.

7.5                                 Reduction of Promissory Note; Exclusive Remedy.

(a)                                  Any payment the Selling Members are obligated to make to any Purchaser Indemnified Parties pursuant to this Article VII shall be paid by reducing the amount due to the Selling Members under the Promissory Note by such amount.  Within five Business Days after the date notice of any sums due and owing is given to the Selling Members by the applicable Purchaser Indemnified Party, the Member Representative shall return the Promissory Note to the Purchaser for cancellation and the Purchaser shall issue a new Promissory Note reflecting such revised amount due.  On the first anniversary of the Closing Date, the Purchaser shall pay the first installment due under the Promissory Note (to the extent not reduced to pay Purchaser for any indemnification claim) to the Member Representative, except that the Purchaser shall retain an amount (up to the total amount then due under the Promissory Note) equal to the amount of claims for indemnification under this Article VII asserted prior to such first anniversary but not yet resolved (“Unresolved Claims”).   The amount retained by the Purchaser for Unresolved Claims shall be paid by the Purchaser (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article VII and the terms of the Promissory Note.

(b)                                 PURCHASER ACKNOWLEDGES AND AGREES THAT THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO PURCHASER OR THE PURCHASER INDEMNIFIED PARTIES IN RESPECT OF ANY LOSSES PURSUANT TO THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TO CLAIM AGAINST THE PROMISSORY NOTE.

7.6                                 Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, OR TO ANY INDEMNIFIED PARTY, UNDER THIS AGREEMENT OR OTHERWISE FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST THE PROMISSORY NOTES, OR AGAINST ANY PARTY, FOR ANY SUCH DAMAGES OR LOSS OF PROFITS.

7.7                                 Exclusive Remedy.  AS BETWEEN THE PURCHASER INDEMNIFIED PARTIES AND THE SELLING MEMBER INDEMNIFIED PARTIES, AFTER CLOSING (A) THE PROVISIONS SET FORTH IN THIS ARTICLE VII WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY AND (B) NO PARTY NOR ANY OF ITS HEIRS, SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE VII.

7.8                                 Tax Treatment of Indemnity Payments.  The Selling Members and the Purchaser agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Purchase Price for all income tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article VII is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify, subject to the limitations set forth in this Article VII, the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).  The prior sentence is applicable only if the paying party approves the determination by the Taxing Authority, which approval shall not be unreasonably withheld or delayed.

ARTICLE VIII.
MISCELLANEOUS

8.1                                 Expenses.  Except as otherwise provided in this Agreement, the Company and the Selling Members and Purchaser shall each bear its or their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

8.2                                 Member Representative.

(a)                                  Each Selling Member hereby irrevocably appoints Brian Rathe (the “Member Representative”) as such Selling Member’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Selling Member with respect to the transfer of such Selling Member’s Ownership Interest to Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of such Selling Member in any amendment of or litigation, mediation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Member Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i)                                     to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Selling Members to consummate the transactions contemplated by this Agreement;

(ii)                                  to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Selling Member shall execute and deliver any such documents which the Member Representative agrees to execute);

(iii)                               to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(iv)                              to take all actions which under this Agreement may be taken by the Selling Members including settlement of all claims and amounts, and to do or refrain from doing any further act or deed on behalf of the Selling Member which the Member Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Selling Member could do if personally present.

(b)                                 If Brian Rathe becomes unable to serve as Member Representative, such other Person or Persons as may be designated by a majority of the Selling Members, shall succeed as the Member Representative provided however, such designated successor’s rights, authority and obligations shall be limited to the nature and scope of those set forth in this Section 8.2.  In no event shall Selling Members or any Member Representative other than Brian Rathe have any right, authority or obligation to execute the Company management and leadership responsibilities as set forth in Section 2.5(d).  Purchaser reserves the right and responsibility, in its sole discretion, to: (i) appoint any and all managers and leaders of the Company; and (ii) assume all duties of Brian Rathe other than those specified in Section 8.2(a)(i)-(iv).

8.3                                 Governing Law; Venue; Consent to Service of Process; Dispute Resolution.

(a)                                  This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of Texas, without reference to applicable principles of conflicts of Laws.

(b)                                 Venue for any proceeding to enforce or interpret any provision in this Agreement or over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be in the state or federal courts located in Dallas County, Texas, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located in Dallas County, Texas.  Each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.5.

(d)                                 In the event a dispute arises between the parties in relation to this Agreement, or out of this Agreement, and the dispute is not resolved by negotiation or the provisions of Section 2.4(b)(iii), the parties agree to submit the dispute to mediation.  The parties further agree that their good faith participation in non-binding mediation is a condition precedent to any party pursuing any other available remedy in relation to the dispute.  Any party to the dispute may give written notice to the other party of a desire to commence mediation, and a mediation session must take place within 30 days after the date that such notice is given.  Any such mediation shall be conducted by JAMS Resolution Center, 8401 North Central Expressway, Suite 610, Dallas, Texas 75225 (214-744-5267).  The parties further agree to share equally the costs of the mediation, which costs will not include costs incurred by a party for representation by counsel at the mediation.

8.4                                 Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Selling Member Documents and the Purchaser Documents

represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein..  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

8.5                                 Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Selling Member, to such Selling Member’s address as set forth on Exhibit A hereto.

With a copy to:

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Facsimile: (214) 999-3924
Attention: Katherine Seaborn

If to Purchaser, to:

BancTec, Inc.
2701 East Grauwyler Rd.
Irving, Texas 75061
Facsimile: (972) 821-4448
Attention: J. Coley Clark

With a copy to:

BancTec, Inc.
2701 East Grauwyler Rd.
Irving, Texas 75061
Facsimile: (972) 821-4831
Attention: Corporate Counsel

8.6                                 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.7                                 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Members or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Ownership Interest and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

8.8                                 Disclosure Schedule.  The information in the Disclosure Schedule constitutes (a) exceptions or qualifications to particular representations, warranties, covenants and obligations of the Selling Members and the Company as set forth in this Agreement or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement.  Any matter or information listed or set forth in a particular section or portion of the Disclosure Schedule shall be deemed to apply to and qualify the particular Section or subsection of the Agreement to which it corresponds in number and each other Section or subsection of the Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection of the Agreement, without regard to whether such other Section or subsection is qualified by a reference to the Disclosure Schedule.

8.9                                 Non-Recourse.  Except in the case of intentional misconduct or gross negligence, no past, present or future director, officer, employee, incorporator, member, partner, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.  Except in the case of intentional misconduct or gross negligence, no past, present or future director, officer, employee, incorporator, Affiliate, agent, attorney or representative of the Company shall have any liability for any obligations or liabilities of the Company under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

8.10                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

BANCTEC, INC.

By:	/s/ J. Coley Clark
J. Coley Clark
Chairman and Chief Executive Officer

DOCUDATA SOLUTIONS, LLC

By:	/s/ Brian Rathe
Brian Rathe
President

SELLING MEMBERS:

/s/ Brian Rathe
Brian Rathe, individually

/s/ Stuart Rathe
Stuart Rathe, individually

/s/ Marguerite Glasgow
Marguerite Glasgow, individually

/s/ Karen Roselle
Karen Roselle, individually

/s/ James William Holder
James William Holder, individually

/s/ John Britton Kauffman
John Britton Kauffman, individually

SIGNATURE PAGE TO PURCHASE AGREEMENT